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                                                                   Exhibit a(13)

                        SALOMON BROTHERS SERIES FUNDS INC

                             ARTICLES SUPPLEMENTARY
                     (Y Sub-Class of Class H Capital Stock)

         Salomon Brothers Series Funds Inc, a Maryland corporate having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation's Board of Directors has authorized the creation of one additional Sub-Class of Class H capital stock of the Corporation designated as Y Sub-Class, and pursuant to the authority of the Board of Directors to classify and reclassify unissued shares of capital stock of the Corporation, the Board of Directors has duly reclassified shares of its authorized and unissued shares of Class H capital stock of the Corporation as follows:

Class H Capital Stock:


 Sub-Classes               Number of shares        Reduction due to      Increase due to       Number of
                                before             reclassification      reclassification       shares
                           reclassification                                                 as reclassified

 A Sub-Class                 178,571,429              35,714,286                -             142,857,143

 B Sub-Class                 178,571,429              35,714,286                -             142,857,143

 2 Sub-Class                 178,571,429              35,714,286                -             142,857,143

 O Sub-Class                 178,571,429              35,714,286                -             142,857,143

 Y Sub-Class                      0                        -               142,857,144        142,857,143


         SECOND: The shares of Y Sub-Class of Class H capital stock, as so divided and reclassified by the Corporation's Board of Directors, shall have and be subject to all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of rights to require redemption set forth in the Corporation's Charter, except as otherwise set forth in these Articles Supplementary. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of rights to require redemption of the shares of A Sub-Class, B Sub-Class, 2 Sub-Class, and O Sub-Class of Class H capital stock are not changed by these Articles Supplementary. These Articles Supplementary do not increase the authorized capital stock of the Corporation.

         THIRD: Notwithstanding any provision to the contrary in the Charter, including, without limitation, Article V, Section 5(b)(iv) thereof, with respect to determining dividends payable to stockholders of Y Sub-Class of Class H capital stock, the Board of Directors may determine not to permit certain dividends to accrue on shares until the proceeds from the sale thereof are included in assets belonging to the Corporation's Class H capital stock, and/or to permit certain dividends to continue to accrue on shares redeemed through the day before redemption proceeds are removed from the assets belonging to the Corporation's Class H capital stock.

         FOURTH: Shares of Y Sub-Class of Class H capital stock shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights, terms and conditions with any other shares of Class H capital stock; provided however, that notwithstanding anything in the character of the Corporation to the contrary:

                  (a) The shares of Y Sub-Class of Class H capital stock shall be subject to such front-end sales charges and/or contingent deferred sales charges as may be established by the Board of Directors from time to time in accordance with the Investment Company Acct of 1940, as amended (the "Investment Company Act") and applicable rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD").

                  (b) Expenses related solely to Y Sub-Class of Class H capital stock (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by Y Sub-Class of Class H capital stock and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of Y Sub-Class of Class H capital stock.

                  (c) Except as may be otherwise required by law pursuant to any applicable order, rule or regulation issued by the Securities and Exchange Commission (the "SEC") or under Maryland law or otherwise, the holders of stock of Y Sub-Class of Class H capital stock shall have respectively (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders which affects such Y Sub-Class (provided that if it affect Y Sub-Class of Class H capital stock and one or more other Classes or Sub-Classes, but less than all of the other Classes or Sub-Classes, the affected Sub-Classes shall together have the exclusive vote), including without limitation, the provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act applicable to Y Sub-Class of Class H capital stock and (ii) no voting rights with respect to the provisions of any Rule 12b-1 plan not applicable to Y Sub-Class of Class H capital stock or with regard to any other matter submitted to a vote of stockholders that does not affect the holders of Y Sub-Class of Class H capital stock.

                  (d) The holders of Y Sub-Class of Class H capital stock classified or designated by these Articles Supplementary shall have such rights to exchange their shares for stock of any other Class or Sub-Class or shares of another investment company upon such terms as may be approved by the Board of






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

          Directors from time to time and set forth in appropriate disclosure documents under the applicable law, rules and regulations of the SEC and the rules of the NASD, including but limited to such rights to credit holding periods of the stock exchanged with respect to the stock received in the exchange.

FIFTH: The shares aforesaid have been duly classified or reclassified by the Corporation's Board of Directors pursuant to authority and power contained in
Article V of the Corporation's Charter.

SIXTH: Any class of capital stock shall be referred to herein individually as a "Class" and collectively, together with any further classes from time to time established, as "Classes". Any sub-class of any Class of capital stock shall be referred to herein individually as a "Sub-Class" and collectively, together with any further sub-classes from time to time established, as "Sub-Classes".






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


         IN WITNESS WHEREOF, Salomon Brothers Series Funds Inc has caused these Articles Supplementary to be executed by its President and witnessed by its Assistant Secretary on July 18, 2003.

         The Officer of the Corporation who executed these Articles Supplementary acknowledges them to be the act of the Corporation and states under penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relation to authorization and approval hereof are true in all material respects.

                             SALOMON BROTHERS SERIES FUNDS INC



                             By: /s/ R. Jay Gerken
                                 ------------------------------------------
                                 R. Jay Gerken
                                 Chairman and President



WITNESS:



 /s/ William J. Renahan
-------------------------------
William J. Renahan,
Assistant Secretary






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